ARTICLES OF INCORPORATION

                                       OF

                      DOUBLE EAGLE PETROLEUM AND MINING CO.


     The undersigned natural person of the age of twenty-one years or more, acting as an incorporator of a corporation under the Wyoming Business Corporation Act, adopts the following Articles of Incorporation for such corporation.

     FIRST: The name of the corporation is DOUBLE EAGLE PETROLEUM AND MINING CO.

     SECOND: The period of its duration is perpetual.

     THIRD: The purpose for which this corporation is organized is to engage in the petroleum and mining business, to engage in all other activities related to such business and to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the laws of Wyoming, now or hereafter in effect.

     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 50,000,000, each share to have a part value of 1(cent).

     FIFTH: Cumulative voting of shares of stock is authorized.

     SIXTH: The corporation will not commence business until consideration of the value of at least $500 has been received for the issuance of shares.

     SEVENTH: Shareholders shall not have pre-emptive rights to acquire additional or treasury shares of the corporation. All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the corporation's shares. No shareholder or subscriber to the capital stock of the corporation shall be under any obligation to the corporation or its creditors with respect to such stock other than the obligation to pay the corporation the full consideration for which stock was issued or is to be issued.

     EIGHTH: The address of the initial registered office is 102 Rivercross Rd., Casper, Wyoming and the name of its initial registered agent at such address is Richard B. Laudon.

     NINTH: The address of the principal place of business is 102 Rivercross Rd., Casper, Wyoming 82601.

     TENTH: The number of directors constituting the initial Board of Directors of the corporation is six, and the names of the persons who are to serve as Directors until the first annual meeting of shareholders or until their successors are elected and qualified are: Richard B. Laudon, John A. Masek, Earl
T. Hegna, John R. Kerns, James P. Gillum, and Robert E. Hammond. The number of Directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of Directors shall be not less than three nor more than nine, the exact number to be fixed by the Bylaws.



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     ELEVENTH:  The name and  address  of the sole  incorporator  is  George  W.
Hopper, 560 Denver Club Building, Denver, Colorado 80202.

     TWELFTH: No contracts or other transactions between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall be in any way affected or invalidated by the fact that any of the directors, officers or members of the management of this corporation are pecuniarily or otherwise interested in or are directors, officers or members of management of such other corporation. Any director, officer or other member of management of this corporation individually, or any firm of which such director, officer or member of management may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of this corporation, provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation or a majority thereof; and any director of this corporation who is also a director, officer or member of management of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director, officer or member of management of such other corporation or not so interested.

     THIRTEENTH: The corporation shall indemnify each director and each officer, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the corporation, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct. In the event of a settlement before or after action or suit, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

     FOURTEENTH: The officers, directors, and other members of management of this corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the corporation's Board of Directors as evidenced by resolutions appearing in the corporation's Minutes. When such areas of interest are delineated, all such business opportunities within such ares of interest which come to the attention of the officers, directors and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter an officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. This provision shall not be construed to release any employee of the corporation (other than an officer, director or member of management) from any duties which he may have to the corporation.

     FIFTEENTH: The Board of Directors of this corporation is authorized to adopt, confirm, ratify, alter, amend, rescind, and repeal Bylaws or any portion thereof from time to time.


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         Dated:  January 12, 1972.


                                                 /s/ George W. Hopper
                                                 ------------------------------
                                                     George W. Hopper

STATE OF COLORADO                           )
                                            ) ss.
CITY AND COUNTY OF DENVER                   )

     I, Donald S. Molen, a Notary Public, hereby certify that on January 12, 1972 personally appeared before me George W. Hopper who being by me first duly sworn declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

     IN WITNESS WHEREOF I have hereunto set my hand and seal on January 12, 1972.

     My commission expires: April 20, 1972.


                                                /s/ Donald S. Molen
                                                -------------------------------
                                                     Notary Public

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